Exhibit 99.1
EAGLE FINANCIAL SERVICES, INC.
ANNOUNCES 2019 FOURTH QUARTER
AND ANNUAL EARNINGS

Contact:    Kathleen J. Chappell, Executive Vice President and CFO        540-955-2510
kchappell@bankofclarke.com
BERRYVILLE, VIRGINIA (January 29, 2020) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces its 2019 fourth quarter and annual profits.
Fourth Quarter and Annual 2019 Highlights:

	Q4	Annual
Net income (000’s)	$2,831	$9,759
Diluted EPS	$0.83	$2.84
Dividend, per common share	$0.26	$1.00
Net Interest Margin	3.90%	4.02%
Loan Growth, gross (000’s)	$6,479	$37,933
Deposit growth (000’s)	$36,144	$68,440
Brandon Lorey, President and CEO, stated "I am thrilled to announce that the Company delivered record earnings and deposit growth in 2019 coupled with $38 million (6.54% 5 yr. CAGR) in loan growth supported by a strong net interest margin, attractive cost structure and excellent asset quality.  I am also happy to announce another year of the Company’s ability to increase the annual dividend to shareholders by $.06 in 2019 to $1.00 per share. I would like to thank our employees for their continued focus on serving the financial needs of our customers while providing the extraordinary customer experience that has become the hallmark of the Bank of Clarke County."
Income Statement Review
Net income was $9.8 million for the year ended December 31, 2019 which represented an increase of 8.4% when compared to net income in 2018. Net income for the quarter ended December 31, 2019 was $2.8 million reflecting an increase of 36.0% from the quarter ended December 31, 2018. These increases were driven by increased loan interest income and increased other service charges and fees.
Net interest income for the quarter ended December 31, 2019 was $8.0 million compared to $7.5 million for the same period in 2018. Net interest income for the year ended December 31, 2019 was $31.2 million which represented an increase of 6.14% when compared to $29.4 million in 2018. The increases in net interest income resulted primarily from growth in the Company’s loan portfolio.
Total loan interest income was $7.9 million for the quarter ended December 31, 2019 and $7.3 million for the quarter ended December 31, 2018. Total loan interest income was $31.1 million for the year ended December 31, 2019, reflecting an increase of $3.2 million from the year ended December 31, 2018. Average loans for the quarter ended December 31, 2019 were $640.7 million compared to $600.1 million for the same period in 2018. Average loans for the year ended December 31, 2019 were $628.3 million compared to $586.5 million for 2018. The tax equivalent yield on average loans for the quarter ended December 31, 2019 was 4.91%, up nine basis points from the same time period in 2018. The tax equivalent yield on average loans for the year ended December 31, 2019 was 4.97%, up 20 basis points from 2018. Interest income from the investment portfolio was $998 thousand for the quarter ended December 31, 2019, reflecting a decrease of 4.22% when compared to $1.0 million for the same period in 2018. Interest income from the investment portfolio was $4.0 million and $3.9 million for the years ended December 31, 2019 and 2018, respectively. Average investments for the quarter ended December 31, 2019 were $149.2 million compared to $142.8 million for the same period in 2018. Average investments for the year ended December 31, 2019 were $144.6 million compared to $137.3 million for 2018. The tax equivalent yield on average investments for the quarter ended December 31, 2019 was 2.78%, down 31 basis points from the same time period in 2018. The tax equivalent yield on average investments for the year ended December 31, 2019 was 2.93%, down eight basis points from 2018.

Total interest expense was $1.1 million for the three months ended December 31, 2019 and $811 thousand for three months ended 2018. Total interest expense for the years ended December 31, 2019 and 2018 was $4.2 million and $2.5 million, respectively. The increases in interest expense results mostly from the increase in interest rates paid on deposits. The average cost of interest-bearing liabilities increased 15 basis points when comparing the quarter ended December 31, 2019 to the same time period in 2018. The average cost of interest-bearing liabilities increased 32 basis points when comparing the year ended December 31, 2019 to the same time period in 2018. The average balance of interest-bearing liabilities increased $43.8 million from the quarter ended December 31, 2018 to the same period in 2019. The average balance of interest-bearing liabilities increased $33.4 million from the year ended December 31, 2018 to the same period in 2019. These increases were the result of the growth in interest-bearing deposits.
The net interest margin was 3.90% for the quarter ended December 31, 2019. When compared to the quarter ended December 31, 2018, the net interest margin decreased 15 basis points. The net interest margin was 4.02% for the year ended December 31, 2019. When compared to the year ended December 31, 2018, the net interest margin decreased five basis points.
The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.
Noninterest income was $1.8 million for the quarter ended December 31, 2019, which represented an increase of $209 thousand or 12.99% from the $1.6 million for the same period in 2018. Noninterest income increased $880 thousand or 12.79% to $7.8 million for the year ended December 31, 2019 when compared to $6.9 million for the same period in 2018. This increase was driven mostly by the increase in other service charges and fees. For the quarter ended December 31, 2019, other service charges and fees increased $173 thousand or 17.44% when compared to the same period in 2018. For the year ended December 31, 2019, other service charges and fees increased $720 thousand or 17.25% when compared to the year ended December 31, 2018. This increase results mostly from the increases in ATM fees, service release premiums and commissions from sales of non-deposit investments.
Noninterest expense increased $221 thousand, or 3.6%, to $6.3 million for the quarter ended December 31, 2019 from $6.1 million for the quarter ended December 31, 2018. Much of this increase results from the increase in data processing fees and relates to the Company moving its in-house core banking software to a service bureau environment. Noninterest expense increased $1.6 million to $26.8 million for the year ended December 31, 2019 when compared to $25.2 million for the same period in 2018. Increases in salaries and benefits, data processing fees and other operating expenses contributed to this increase.
Salaries and benefits expense increased $942,000 or 6.7% when comparing the year ended December 31, 2019 to the same period in 2018. Most of this increase related to increases in salary expense. In addition to pay increases, several one-time expenses approximating $370 thousand were incurred for the hiring and relocation of the Company’s new CEO as well as the hiring of other integral employees. In July 2019, the Company appointed Brandon C. Lorey to succeed John R. Milleson as President and CEO. Data processing fees increased $481 thousand or 60.58% when comparing the year ended December 31, 2019 to the same period in 2018. As mentioned above, most of this increase relates to the Company moving its in-house core banking software to a service bureau environment.
Asset Quality and Provision for Loan Losses
Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $2.9 million or 0.37% of total assets at December 31, 2018 to $2.4 million or 0.27% of total assets at December 31, 2019. This decrease resulted from decreases in loans 90 days or more past due and still accruing. Loans greater than 90 days past due and still accruing decreased from $695 thousand at December 31, 2018 to zero at December 31, 2019. At December 31, 2018 there were three residential real state loans greater than 90 days past due and still accruing. These loans either paid off or were placed in nonaccrual status during 2019. Total nonaccrual loans were $2.2 million at December 31, 2019 and $2.1 million at December 31, 2018. Most of the nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned increased from $106 thousand at December 31, 2018 to $183 thousand at December 31, 2019.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At December 31, 2019, the Company had 18 troubled debt restructurings totaling $3.0 million. Approximately $2.6 million or 14 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2018, the Company had 19 troubled debt restructurings totaling $3.8 million. Approximately $3.7 million or 17 loans were performing loans, while the remaining loans were on non-accrual status.
The Company realized $20 thousand in net recoveries for the quarter ended December 31, 2019 versus net recoveries of $214 thousand for the three months ended December 31, 2018. Provisions for loan losses for the three months ended December 31, 2019 were $62 thousand while the Company recognized a provision for loan losses totaling $529 thousand for the quarter ended December 31, 2018. The $529 thousand provisions for loan losses for the quarter ended December 31, 2018 resulted mostly from a large commercial loan being placed on nonaccrual status during that quarter. Provisions for loan losses of $629 thousand were recorded for the year ended December 31, 2019 while provisions for loan losses of $777 thousand were recorded for the same period in 2018. The ratio of allowance for loan losses to total loans was 0.77% at December 31, 2019 and 0.90% at December 31, 2018. The ratio of allowance for loan losses to total nonaccrual loans was 227.59% at December 31, 2019 and 257.60% at December 31, 2018. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.
Total Consolidated Assets
Total consolidated assets of the Company at December 31, 2019 were $877.3 million, which represented an increase of $77.7 million or 9.72% from total assets of $799.6 million at December 31, 2018. Total loans increased $37.9 million from $606.8 million at December 31, 2018 to $644.8 million at December 31, 2019. Total securities increased $20.7 million from $145.5 million at December 31, 2018, to $166.2 million at December 31, 2019.
Deposits and Other Borrowings
Total deposits increased $68.4 million to $771.5 million at December 31, 2019 from $703.1 million at December 31, 2018. The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2019 and 2018.
Equity
Shareholders’ equity was $96.3 million at December 31, 2019 and $87.6 million at December 31, 2018. The book value of the Company at December 31, 2019 was $28.23 per common share. Total common shares outstanding were 3,430,103 at December 31, 2019. On January 22, 2020, the board of directors declared a $0.26 per common share cash dividend for shareholders of record as of February 3, 2020 and payable on February 17, 2020.
Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.
KEY STATISTICS

	For the Three Months Ended
	4Q19	3Q19	2Q19	1Q19	4Q18
Net Income (dollars in thousands)	$2,831	$2,231	$2,126	$2,571	$2,081
Earnings per share, basic	$0.83	$0.65	$0.62	$0.74	$0.60
Earnings per share, diluted	$0.83	$0.65	$0.62	$0.74	$0.60
Return on average total assets	1.30%	1.05%	1.04%	1.31%	1.05%
Return on average total equity	11.80%	9.44%	9.37%	11.74%	9.65%
Dividend payout ratio	31.33%	38.46%	40.32%	33.78%	40.00%
Fee revenue as a percent of total revenue	18.76%	21.05%	19.33%	17.30%	17.52%
Net interest margin(1)	3.90%	4.01%	4.02%	4.14%	4.05%
Yield on average earning assets	4.42%	4.58%	4.57%	4.67%	4.48%
Yield on average interest-bearing liabilities	0.88%	0.94%	0.92%	0.87%	0.73%
Net interest spread	3.54%	3.64%	3.66%	3.79%	3.75%
Tax equivalent adjustment to net interest income (dollars in thousands)	$74	$82	$88	$93	$98
Non-interest income to average assets	0.83%	1.05%	0.92%	0.94%	0.81%
Non-interest expense to average assets	2.90%	3.50%	3.34%	3.17%	3.06%
Efficiency ratio(2)	64.11%	72.28%	70.68%	65.18%	66.05%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.
SELECTED FINANCIAL DATA BY QUARTER

	4Q19	3Q19	2Q19	1Q19	4Q18
BALANCE SHEET RATIOS
Loans to deposits	83.57%	86.79%	87.45%	87.53%	86.31%
Average interest-earning assets to average-interest bearing liabilities	167.77%	166.55%	167.00%	167.37%	168.35%
PER SHARE DATA
Dividends	$0.26	$0.25	$0.25	$0.24	$0.24
Book value	28.23	27.73	27.22	26.50	25.58
Tangible book value	28.23	27.73	27.22	26.50	25.58
SHARE PRICE DATA
Closing price	$31.05	$29.52	$31.00	$30.55	$30.99
Diluted earnings multiple(1)	9.35	11.35	12.50	10.32	12.91
Book value multiple(2)	1.10	1.06	1.14	1.15	1.21
COMMON STOCK DATA
Outstanding shares at end of period	3,430,103	3,439,980	3,431,516	3,459,549	3,445,914
Weighted average shares outstanding	3,433,749	3,436,660	3,425,305	3,458,213	3,469,048
Weighted average shares outstanding, diluted	3,433,749	3,436,660	3,425,305	3,458,213	3,469,048
CAPITAL RATIOS
Total equity to total assets	10.98%	1.11%	11.13%	11.28%	10.96%
CREDIT QUALITY
Net charge-offs to average loans	—%	0.16%	0.57%	(0.02)%	(0.14)%
Total non-performing loans to total loans	0.34%	0.33%	0.70%	0.53%	0.46%
Total non-performing assets to total assets	0.27%	0.30%	0.53%	0.42%	0.37%
Non-accrual loans to:
total loans	0.34%	0.32%	0.69%	0.53%	0.35%
total assets	0.25%	0.24%	0.53%	0.40%	0.26%
Allowance for loan losses to:
total loans	0.77%	0.77%	0.79%	0.92%	0.90%
non-performing assets	210.00%	190.98%	113.22%	168.39%	186.91%
non-accrual loans	227.59%	237.66%	114.98%	173.85%	257.60%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$61	$68	$—	$695
Non-accrual loans	2,185	2,058	4,379	3,270	2,118
Other real estate owned and repossessed assets	183	442	—	106	106
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$32	$311	$960	$10	$50
(Recoveries)	(52)	(50)	(54)	(45)	(264)
Net charge-offs (recoveries)	(20)	261	906	(35)	(214)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$62	$117	$256	$194	$529
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,891	$5,035	$5,685	$5,456	$4,713
Provision	62	117	256	194	529
Net charge-offs (recoveries)	(20)	261	906	(35)	(214)
Balance at the end of period	$4,973	$4,891	$5,035	$5,685	$5,456

(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	Unaudited 12/31/2019	Unaudited 9/30/2019	Unaudited 6/30/2019	Unaudited 3/31/2019	Audited 12/31/2018
Assets
Cash and due from banks	$33,407	$38,916	$18,133	$12,214	$18,353
Federal funds sold	252	240	228	—	—
Securities available for sale, at fair value	166,200	139,351	142,864	145,145	145,468
Loans, net of allowance for loan losses	639,787	633,389	634,161	613,523	601,371
Bank premises and equipment, net	19,297	19,363	19,152	19,209	19,083
Other assets	18,377	20,160	18,966	18,626	15,342
Total assets	$877,320	$851,419	$833,504	$808,717	$799,617
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$269,171	$265,483	$253,751	$255,567	$251,184
Savings and interest bearing demand deposits	364,175	348,436	356,301	336,109	336,778
Time deposits	138,198	121,481	120,872	115,763	115,142
Total deposits	$771,544	$735,400	$730,924	$707,439	$703,104
Federal funds purchased	—	—	—	355	1,871
Federal Home Loan Bank advances	—	10,000	—	—	—
Other liabilities	9,450	11,390	9,838	9,739	7,043
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$780,994	$756,790	$740,762	$717,533	$712,018
Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,529	8,532	8,519	8,603	8,573
Surplus	11,406	11,472	11,183	12,116	11,992
Retained earnings	74,909	72,970	71,599	70,328	68,587
Accumulated other comprehensive income	1,482	1,655	1,441	137	(1,553)
Total shareholders’ equity	$96,326	$94,629	$92,742	$91,184	$87,599
Total liabilities and shareholders’ equity	$877,320	$851,419	$833,504	$808,717	$799,617

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest and Dividend Income
Interest and fees on loans	$7,908	$7,257	$31,138	$27,890
Interest on federal funds sold	1	—	4	3
Interest and dividends on securities available for sale:
Taxable interest income	794	767	3,089	2,744
Interest income exempt from federal income taxes	183	259	856	1,051
Dividends	21	16	70	59
Interest on deposits in banks	120	24	297	176
Total interest and dividend income	$9,027	$8,323	$35,454	$31,923
Interest Expense
Interest on deposits	$1,071	$796	$4,193	$2,490
Interest on federal funds purchased	—	15	31	25
Interest on Federal Home Loan Bank advances	6	—	15	—
Total interest expense	$1,077	$811	$4,239	$2,515
Net interest income	$7,950	$7,512	$31,215	$29,408
Provision For Loan Losses	62	529	629	777
Net interest income after provision for loan losses	$7,888	$6,983	$30,586	$28,631
Noninterest Income
Income from fiduciary activities	$354	$301	$1,380	$1,360
Service charges on deposit accounts	313	305	1,187	1,218
Other service charges and fees	1,165	992	4,893	4,173
(Loss) Gain on the sale of bank premises and equipment	—	—	137	(3)
Gain on sales of AFS securities	—	—	(7)	17
Officer insurance income	(26)	(19)	(48)	(39)
Other operating income	12	30	217	153
Total noninterest income	$1,818	$1,609	$7,759	$6,879
Noninterest Expenses
Salaries and employee benefits	$3,489	$3,486	$15,025	$14,083
Occupancy expenses	396	368	1,611	1,476
Equipment expenses	232	229	857	915
Advertising and marketing expenses	211	166	868	761
Stationery and supplies	57	49	172	195
ATM network fees	315	268	1,141	912
Other real estate owned expenses	24	15	76	177
(Gain)loss on the sale of other real estate owned	(4)	—	443	872
FDIC assessment	(36)	56	105	225
Computer software expense	125	110	459	474
Bank franchise tax	173	152	656	583
Professional fees	230	218	1,057	1,036
Data processing fees	369	281	1,275	794
Other operating expenses	729	691	3,031	2,692
Total noninterest expenses	$6,310	$6,089	$26,776	$25,195
Income before income taxes	$3,396	$2,503	$11,569	$10,315
Income Tax Expense	565	422	1,810	1,314
Net income	$2,831	$2,081	$9,759	$9,001
Earnings Per Share
Net income per common share, basic	$0.83	$0.60	$2.84	$2.60
Net income per common share, diluted	$0.83	$0.60	$2.84	$2.60

EAGLE FINANCIAL SERVICES, INC.
Average Balances, Income and Expenses, Yields and Rates
(dollars in thousands)

	For the Year Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$113,625	$3,159	2.78%	$98,628	$2,803	2.84%
Tax-Exempt (1)	31,009	1,084	3.50%	38,656	1,331	3.44%
Total Securities	$144,634	$4,243	2.93%	$137,284	$4,134	3.01%
Loans:
Taxable	$613,884	$30,722	5.00%	$573,040	$27,482	4.80%
Nonaccrual	2,723	—	—%	1,916	—	—%
Tax-Exempt (1)	11,722	526	4.49%	11,591	516	4.45%
Total Loans	$628,329	$31,248	4.97%	$586,547	$27,998	4.77%
Federal funds sold	194	4	2.06%	134	3	2.24%
Interest-bearing deposits in other banks	15,202	297	1.95%	9,712	176	1.81%
Total earning assets	$785,636	$35,792	4.56%	$731,761	$32,311	4.42%
Allowance for loan losses	(5,333)			(4,661)
Total non-earning assets	49,780			48,601
Total assets	$830,083			$775,701
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$89,536	$450	0.50%	$91,353	$320	0.35%
Money market accounts	150,291	1,463	0.97%	132,136	815	0.62%
Savings accounts	105,176	207	0.20%	104,473	159	0.15%
Time deposits:
$100,000 and more	59,550	1,221	2.05%	70,778	687	0.97%
Less than $100,000	61,775	852	1.38%	36,808	509	1.38%
Total interest-bearing deposits	$466,328	$4,193	0.90%	$435,548	$2,490	0.57%
Federal funds purchased	1,074	31	2.89%	964	25	2.59%
Federal Home Loan Bank advances	2,547	15	0.59%	—	—	—%
Total interest-bearing liabilities	$469,949	$4,239	0.90%	$436,512	$2,515	0.58%
Noninterest-bearing liabilities:
Demand deposits	258,176			246,056
Other Liabilities	9,900			8,811
Total liabilities	$738,025			$691,379
Shareholders’ equity	92,058			84,322
Total liabilities and shareholders’ equity	$830,083			$775,701
Net interest income		$31,553			$29,796
Net interest spread			3.66%			3.84%
Interest expense as a percent of average earning assets			0.54%			0.34%
Net interest margin			4.02%			4.07%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.
Average Balances, Income and Expenses, Yields and Rates
(dollars in thousands)

	For the Three Months Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$122,969	$815	2.63%	$105,081	$783	2.96%
Tax-Exempt (1)	26,272	231	3.49%	37,720	328	3.44%
Total Securities	$149,241	$1,046	2.78%	$142,801	$1,111	3.09%
Loans:
Taxable	$627,842	$7,811	4.94%	$586,317	$7,148	4.84%
Nonaccrual	1,857	—	—%	1,496	—	—%
Tax-Exempt (1)	10,983	123	4.44%	12,304	138	4.44%
Total Loans	$640,682	$7,934	4.91%	$600,117	$7,286	4.82%
Federal funds sold	237	1	1.67%	61	—	—%
Interest-bearing deposits in other banks	28,711	120	1.66%	4,539	24	2.07%
Total earning assets	$817,014	$9,101	4.42%	$746,022	$8,421	4.48%
Allowance for loan losses	(4,929)			(4,911)
Total non-earning assets	52,118			47,333
Total assets	$864,203			$788,444
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$94,053	$109	0.46%	$91,391	$103	0.45%
Money market accounts	151,460	350	0.92%	133,367	251	0.75%
Savings accounts	106,756	49	0.18%	105,120	47	0.18%
Time deposits:
$250,000 and more	70,118	346	1.96%	74,460	222	1.18%
Less than $250,000	60,020	217	1.43%	36,763	173	1.87%
Total interest-bearing deposits	$482,407	$1,071	0.88%	$441,101	$796	0.72%
Federal funds purchased	1	—	2.38%	2,044	15	2.72%
Federal Home Loan Bank advances	4,565	6	0.56%	—	—	—%
Trust preferred capital notes	—	—	—%	—	—	—%
Total interest-bearing liabilities	$486,973	$1,077	0.88%	$443,145	$811	0.73%
Noninterest-bearing liabilities:
Demand deposits	270,531			252,489
Other Liabilities	11,519			7,213
Total liabilities	$769,023			$702,847
Shareholders’ equity	95,180			85,597
Total liabilities and shareholders’ equity	$864,203			$788,444
Net interest income		$8,024			$7,610
Net interest spread			3.54%			3.75%
Interest expense as a percent of average earning assets			0.52%			0.43%
Net interest margin			3.90%			4.05%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.
Reconciliation of Tax-Equivalent Net Interest Income
(dollars in thousands)

	Three Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
GAAP Financial Measurements:
Interest Income - Loans	$7,908	$8,022	$7,690	$7,518	$7,257
Interest Income - Securities and Other Interest-Earnings Assets	1,119	1,062	1,059	1,075	1,066
Interest Expense - Deposits	1,071	1,123	1,055	944	797
Interest Expense - Other Borrowings	6	9	5	25	14
Total Net Interest Income	$7,950	$7,952	$7,689	$7,624	$7,512
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$26	$28	$28	$28	$29
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	48	54	60	64	69
Total Tax Benefit on Tax-Exempt Interest Income	74	$82	$88	$92	$98
Tax-Equivalent Net Interest Income	$8,024	$8,034	$7,777	$7,716	$7,610